                                                                     EXHIBIT 12


                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (in thousands)




                                                                                                   FOR THE QUARTERS ENDED
                                                   FOR THE YEARS ENDED DECEMBER 31,                ----------------------
                                          ----------------------------------------------------     MARCH 30,    MARCH 29,
                                           1993      1994       1995        1996       1997          1997         1998
                                          -----     ------      -----      ------     -------      ---------    ---------
Earnings:

Pre-tax income (loss)(1)                  4,186     (7,285)       (582)    (13,703)    (10,580)    (2,799)      (2,204)
Fixed charges(2)                          7,725     12,574      15,712      22,724      26,232      6,031        7,028
Less:  capitalized interest                  --       (964)         (7)     (1,814)         --         --           --
                                         ------      -----      ------       -----      ------     ------       ------

Earnings available for fixed charges     11,911      4,325      15,123       7,207      15,652      3,232        4,824
                                         ======      =====      ======       =====      ======     ======       ======

Ratio of earnings to fixed charges          1.5         (3)         (3)         (3)         (3)        (3)          (3)
                                         ======      =====      ======       =====      ======     ======       ======


----------------------------
(1) Excludes the equity in net losses of unconsolidated affiliates.
(2) Includes interest expense, amortization of debt issue costs and capitalized interest.
(3) Earnings were insufficient to cover fixed charges by $8,249, $590, $15,517 and $10,580 for the years ended December 31, 1994, 1995, 1996 and 1997, respectively, by $2,799 for the quarter ended March 30, 1997 and $2,204 for the quarter ended March 29, 1998.